EXHIBIT 99

 CHARMING SHOPPES, INC. PROVIDES OUTLOOK FOR FISCAL YEAR 2006 AND FIRST QUARTER

Bensalem, PA, January 27, 2005 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading retail apparel chain specializing in women's plus-size apparel, is today providing a sales and earnings outlook for the fiscal year ending January 28, 2006, and the first quarter ending April 30, 2005.

Through its three core brands, Lane Bryant, Fashion Bug and Catherines Plus Sizes, Charming Shoppes is a leading women's plus-size specialty apparel retailer. The Company's strategy is to serve the growing fashion apparel needs of women wearing plus-sizes, through its differentiated and distinct retail chains.

Outlook for Fiscal Year 2006 ending January 28, 2006:
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o    Projected Sales Revenue: For the fiscal year ending January 28, 2006, the
     Company projects total sales of approximately $2.40 to $2.42 billion. This projection assumes comparable store sales increases of low single digits for the consolidated corporation.

o Gross Margin Expansion: Through improved merchandise assortments at each of the Company's brands, primarily from continued improvement at Lane Bryant and improving margins at Catherines Plus Sizes, the Company projects expansion in its reported gross margin to a range of 30.0% - 30.5% of sales for the fiscal year ending January 28, 2006.

o Expenses: The Company estimates that Selling, General and Administrative expenses, as a percent of sales, will be approximately 24.5% - 25.0% for the fiscal year ending January 28, 2006. The expense plan for the year includes increases primarily in store payroll, occupancy, healthcare benefits, and information technology. This also includes increases in expenses related to equity-based compensation programs.

o    Interest expense is projected at approximately $15 million for the year.

o Depreciation and Amortization (D&A) is projected in a range of $70 - $75 million for the year. Capital Expenditures are projected at $85 - $90 million. Approximately three-quarters of the Company's capital expenditure plan supports store development, including openings, relocations, and store improvements. The remainder is primarily planned for improvements in the Company's information technology and corporate infrastructure.

o Projected Earnings Per Share for Fiscal Year 2006: For the fiscal year ending January 28, 2006, the Company projects diluted earnings per share in the range of $0.58 - $0.62. This projection is based on weighted average diluted shares of 134 million. The Company's tax rate is projected in a range of 36% to 37% for the fiscal year ending January 28, 2006.

o Projected Store Openings, Relocations and Closings: The Company's real estate strategy will continue to be focused on supporting growth in the plus-size businesses. Plans include the opening of approximately 81 new stores in fiscal year 2006. The majority of store openings will be in strip center formats. By brand, approximate store plans are:

                                          Openings    Relocations   Closings
     Lane Bryant ........................    60           40           15
     Catherines Plus Sizes ..............     6           15           15
     Fashion Bug ........................    15           27           20
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     Total ..............................    81           82           50

The Company's projection for total square footage at the end of the fiscal year ending January 28, 2006 is 15.6 million square feet, compared to an estimated
15.4 million square feet at the end of the fiscal year ending January 29, 2005.

Outlook for the First Quarter ending April 30, 2005:
----------------------------------------------------

For the 1st quarter ending April 30, 2005, the Company projects diluted earnings per share in the range of $0.22 - $0.23. This projection assumes total sales in a range of $600 to $610 million and comparable store sales increases of low single digits for the consolidated corporation. For the corresponding period ended May 1, 2004, which included record net income for the first quarter, diluted earnings per share were $0.22.

Charming Shoppes, Inc. will host its Fourth Quarter Fiscal 2005 earnings conference call on Wednesday, March 16, 2005, at 9:15 am Eastern time.

At January 1, 2005, Charming Shoppes, Inc. operated 2,247 stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. These forward-looking statements include statements regarding future performance, earnings, sales, store openings, closings and relocations, and other matters. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to achieve successful integrations, failure to successfully implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow to the Company's retail stores from its centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.



CONTACT: Gayle M. Coolick
         Director of Investor Relations
         (215) 638-6955